Exhibit 99.1

Second Quarter 2004
Our Company

[PICTURE OF CEO]

Message from our CEO

Van A. Dukeman, President & CEO

Main Street Trust, Inc. (OTCBB: MSTI) continued to record solid earnings for the second quarter of 2004.  Unaudited consolidated net income per share for the quarter ended June 30, 2004 was $0.39 per diluted share, compared to $0.39 per diluted share for the same period in 2003.  Consolidated net income for the quarter totaled $3.718 million compared to $4.132 million for the same period in 2003.  Unaudited consolidated net income per share for the six month period ended June 30, 2004 was $0.80 per diluted share, compared to $0.80 per diluted share for the same period in 2003.  Consolidated net income for the six months ended June 30, 2004 totaled $7.661 million compared to $8.430 million for the same period in 2003.  When comparing the consolidated net income with prior periods, it is important to note that the company utilized approximately $32.4 million of its capital on September 30, 2003 to repurchase 1,074,140 shares of MSTI common stock.  This action resulted in comparatively lower total income.

We experienced good growth in our loan portfolio (see financial tables) and continue to judge our loan credit quality to be excellent.  Year-to-date revenues from wealth management continue to be very favorable with a 17.6% increase over last year.  The primary factors in this area were excellent investment performance for our clients and new asset growth.

The closing price of MSTI stock at June 30, 2004 was $30.90 per share, a 3.0% increase from $30.00 per share at June 30, 2003.

Management has engaged in a series of retreats this winter and spring with the result being a renewed commitment to excellence by our Management Team and Boards of Directors.  We believe the model of premier client service brought through responsiveness, knowledge and trust will result in an even better MSTI.  The map in the upper right corner of this page reflects our current “Downstate Franchise”.  We have strong market share in the communities that we serve and would like to expand our downstate “footprint”.  We are concentrating on those opportunities, and will continue to report to you on those efforts.

You will notice the new format for this quarterly report.  In addition to the financial information, we will continue to provide other information about MSTI.  We hope you find the presentation informative and invite your feedback.

We appreciate our shareholders and continue to work to enhance the value of your investment.  We particularly thank you for your business, referrals and continued support.

/s/ VAN A. DUKEMAN

Downstate Franchise

[MAP OF ILLINOIS]

Profile

Main Street Trust, Inc. is a $1.2 billion financial holding company headquartered in Champaign, Illinois.  This “Downstate Franchise” has two banking subsidiaries.  BankIllinois and The First National Bank of Decatur, offering 17 banking centers throughout Central Illinois. Customers are also provided surcharge-free access to 75 ATMs throughout the state of Illinois.  In addition to the Company’s banking assets, its Wealth Management Group manages $1.6 billion of financial assets for individuals and institutions.  The Company also owns a retail payment processing subsidiary FirsTech, Inc. which processes over 40 million items per year.

Main Street Trust, Inc. has approximately 700 shareholders of record and employs approximately 400 associates (FTE).  The employees, officers and directors of Main Street Trust, Inc. own approximately 40% of the Company’s outstanding stock.

Investor Relations • David B. White, EVP & CFO • Main Street Trust, Inc. • 217.351.6500

Guiding Principle: We believe in measuring performance and holding ourselves accountable.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

		June 30, 2004	December 31, 2003	June 30, 2003
ASSETS
Cash and cash equivalents		$57,847	$75,903	$76,901
Investments in debt and equity securities		385,373	370,726	378,215
Mortgage loans held for sale		890	632	7,875
Loans, net of allowance for loan losses		706,617	666,259	625,257
Premises and equipment		16,966	17,622	17,824
Accrued interest receivable		6,615	6,430	6,704
Other assets		20,369	16,602	13,706
Total assets		$1,194,677	$1,154,174	$1,126,482
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits		$959,424	$898,472	$851,868
Federal funds purchased, repurchase agreements and notes payable		82,144	102,998	95,707
Federal Home Loan Bank advances and other borrowings		29,920	29,980	27,748
Accrued interest payable		1,987	1,669	1,964
Other liabilities		9,509	9,605	9,591
Total liabilities		$1,082,984	$1,042,724	$986,878
Total shareholders’ equity		111,693	111,450	139,604
Total liabilities and shareholders’ equity		$1,194,677	$1,154,174	$1,126,482

Consolidated Statements of Income

(Unaudited, in thousands)

	Quarter Ended:		Six Months Ended:
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Interest Income:
Loans and fees on loans	$10,013	$10,348	$20,064	$21,402
Investments in debt and equity securities
Taxable	2,699	2,949	5,413	5,772
Tax-exempt	476	579	979	1,166
Federal funds sold and interest bearing deposits	75	152	188	254
Total interest income	13,263	14,028	26,644	28,594
Interest expense:
Deposits	3,344	3,618	6,546	7,491
Federal funds purchased, repurchase agreements and notes payable	276	280	557	547
Federal Home Loan Bank advances and other borrowings	398	384	797	764
Total interest expense	4,018	4,282	7,900	8,802
Net interest income	9,245	9,746	18,744	19,792
Provision for loan losses	330	330	660	660
Net interest income after provision for loan losses	8,915	9,416	18,084	19,132
Non-interest income:
Remittance processing	1,923	1,732	3,815	3,498
Trust and brokerage fees	1,625	1,333	3,287	2,795
Service charges on deposit accounts	622	660	1,201	1,240
Securities transactions, net	(2)	—	6	(43)
Gain on sales of mortgage loans, net	345	698	548	1,242
Other	659	511	1,462	1,038
Total non-interest income	5,172	4,934	10,319	9,770
Non-interest expense:
Salaries and employee benefits	4,543	4,594	9,251	9,243
Occupancy	638	583	1,283	1,206
Equipment	647	563	1,280	1,212
Data processing	555	529	1,087	1,058
Office supplies	312	325	617	628
Service charges from correspondent banks	233	236	458	465
Other	1,390	1,291	2,539	2,373
Total non-interest expense	8,318	8,121	16,515	16,185
Income before income taxes	5,769	6,229	11,888	12,717
Income taxes	2,051	2,097	4,227	4,287
Net income	$3,718	$4,132	$7,661	$8,430

Second Quarter 2004
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30, 2004	June 30, 2003	March 31, 2004	June 30, 2004	June 30, 2003
	(dollars in thousands, except share data)
EARNINGS & PER SHARE DATA
Basic earnings per share	$0.39	$0.39	$0.41	$0.81	$0.80
Weighted average shares of common stock outstanding	9,505,500	10,496,736	9,509,487	9,507,493	10,487,954
Diluted earnings per share	$0.39	$0.39	$0.41	$0.80	$0.80
Weighted average shares of common stock and dilutive potential common shares outstanding	9,619,707	10,605,680	9,630,341	9,625,020	10,590,106
Market price per share at period end(1)	$30.90	$30.00	$30.60	$30.90	$30.00
Price to book ratio(1)	262.09%	225.39%	254.15%	262.09%	225.39%
Price to earnings ratio(1),(2)	19.31	18.29	19.13	19.31	18.29
Cash dividends paid per share	$0.21	$0.15	$0.21	$0.42	$0.30
Book value per share	$11.79	$13.31	$12.04	$11.79	$13.31
Tangible book value per share(3)	$11.78	$13.30	$12.03	$11.78	$13.30
Ending number of common shares outstanding	9,473,116	10,484,818	9,534,243	9,473,116	10,484,818

AVERAGE BALANCES
Assets	$1,197,343	$1,122,612	$1,171,199	$1,184,271	$1,115,134
Investment securities	389,655	363,493	357,461	373,558	348,004
Gross loans(4)	707,694	641,943	696,568	702,131	654,895
Earning assets	1,111,743	1,042,958	1,084,657	1,098,200	1,032,978
Deposits	948,490	852,969	910,510	929,500	850,747
Interest bearing liabilities	908,703	823,853	882,417	895,560	818,021
Common shareholders’ equity	112,809	138,520	113,061	112,935	137,131

END OF PERIOD FINANCIAL DATA
Tax equivalized net interest income	$9,505	$10,065	$9,772	$19,277	$20,431
Gross loans(4)	717,591	642,867	703,340	717,591	642,867
Reserve for loan losses	10,084	9,735	9,951	10,084	9,735
Total assets under management	1,614,771	1,461,125	1,556,158	1,614,771	1,461,125

PERFORMANCE RATIOS
Return on average assets(5)	1.25%	1.48%	1.35%	1.30%	1.52%
Return on average equity(5)	13.26%	11.96%	14.03%	13.64%	12.40%
Net yield on average earning assets(5),(6)	3.44%	3.87%	3.62%	3.53%	3.99%
Interest spread(5),(6)	3.11%	3.43%	3.29%	3.21%	3.54%
Net overhead efficiency ratio(6),(7)	56.67%	54.14%	54.97%	55.81%	53.51%
Non-interest revenues as a% of total revenues(7),(8)	35.88%	33.61%	35.11%	35.49%	33.15%
Allowance for loan losses to loans	1.41%	1.51%	1.41%	1.41%	1.51%
Allowance as a percentage of non-performing Loans	367.76%	424.37%	391.16%	367.76%	424.37%
Average loan to deposit ratio	74.61%	75.26%	76.50%	75.54%	76.98%
Dividend payout ratio(2)	51.23%	38.18%	50.62%	51.23%	38.18%

ASSET QUALITY
Net charge-offs	$197	$217	$165	$362	$184
Non-performing loans	2,742	2,294	2,544	2,742	2,294
Other non-performing assets	126	259	198	126	259

(1) Closing price at end of period

(2) Last 12-months earnings

(3) Net of goodwill

(4) Loans include mortgage loans held for sale and nonaccrual loans

(5) Annualized

(6) On a fully tax-equivalized basis

(7) Does not include securities gains/losses

(8) Net of interest expense

Special Note Concerning Forward-Looking Statements

This document may contain future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Second Quarter 2004

Guiding Principle: Retention and attraction of top quality employees is critical.

Millie Dupont, Teller

The First National Bank of Decatur, Decatur, IL

People are loyal to companies that offer superior customer service.  Millie Dupont exemplifies this type of customer service in our retail division.

“I went to the night drop and there was an envelope from a gentleman from Florida,” says Millie.  “I recognized his name and just wanted to say hello.  So I processed his deposit and wrote him a personal note on a post-it, and sent both to him in the mail.  He had no idea who was handling his banking transactions.”

She ran into him at church a couple of months ago.  He said he received her note and was so moved; he placed the small note in his memento book.  “I couldn’t believe it meant that much to him.  I just wanted to say hello,” says Millie.

[PICTURE]

Guiding Principle: A “Best” service-orientation is essential in our organization, and we should exceed the customer expectation for our clients.

[PICTURE]

George Grubb

Wealth Management customer, Champaign, II.

“I can say without any reservation at all that’s probably the primary reason I’m here, the relationships I have with the people.

An organization is no better than the people in it.  You’re giving them the ability to do a lot of things in your life when you turn your wealth over to them.  I’ve had complete confidence in the personnel of the wealth management group.  It is, without a doubt, the single most motivating reason for me to be a part of this company.”

Guiding Principle: Relationships are paramount to success.

Boulder Ridge Subdivision: 700-800 single family homes
270 acres - $15 million dollar investment
Champaign, IL

This investment fills a niche in the entry level new construction marketplace.  Developer Greg Millage says lots are already sold out.  He credits Chuck Eyman, Executive Vice President of Commercial Banking at BankIllinois, with helping him put a strong financing package together.  “Relationship from my standpoint is very meaningful.  BankIllinois has been very supportive of what we are trying to achieve.”

Greg Millage, President GAM Properties

[PICTURE]